Exhibit 10.27

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

AMENDMENT TO LICENSE AGREEMENT

This Amendment is effective January 1, 2006 (the “Effective Date”), and amends that certain License Agreement dated August 24, 2001 (the “License”) by and between:

QLT USA, Inc. (formerly Atrix Laboratories, Inc.) (“QLT USA”), with place of business at 2579 Midpoint Drive, Fort Collins, Colorado 80525

And

CollaGenex Pharmaceuticals, Inc. (“CollaGenex”), with place of business at 41 University Drive, Newtown, PA 18940.

WHEREAS CollaGenex has been unsuccessful in preventing generic competition to its flagship dental product Periostat ®, and as a result has ceased to invest in the marketing and sale of dental products; and

WHEREAS QLT USA and CollaGenex agree to amend the License on the terms and conditions set out herein:

NOW THEREFORE in consideration of the premises and mutual covenants and agreements set out in this Amendment and other good and valuable consideration, the sufficiency of which are acknowledged, the parties to this Amendment agree as follows:

1.                                       Amendments

Effective as of the Effective Date, the Agreement is hereby amended as follows:

I.                                         Section 3.02 [Royalty Payments] is deleted and replaced with the following:

“3.02       CollaGenex will pay Atrix in each calendar year a royalty of [**]% based on aggregate Net Sales of the Products in each such calendar year.”

II.                                     Section 4.04 [CollaGenex Contribution Margin] is deleted.

III.                                 Section 6.01 [Term] is deleted and replaced with:

“6.01       This Agreement will take effect on the Effective Date and will expire on December 31, 2007 (the “Initial Term”), subject to earlier termination as permitted under the Agreement, provided, however, that this

Agreement shall automatically renew for successive renewal terms of one year each unless either party has provided written notice of the termination of this Agreement not less than 60 days prior to the expiry date of the then current term or renewal term, as the case may be (the Initial Term and any such renewal term, collectively, the “Term”).”

IV.                                 Section 6.02 [Termination by CollaGenex] is deleted in entirety and replaced by the following:

“6.02                     CollaGenex may terminate the Agreement by notice to Atrix if Atrix shall commit any willful and material breach of the provisions of this Agreement at any time after January 1, 2006, provided however that (i) CollaGenex has first given Atrix notice specifying the details of the material breach, and (ii) Atrix has not cured such material breach within 30 days of the effective date of notice of the material breach.”

V.                                     Section 6.03(d) [Termination by Atrix] is deleted and replaced by:

“(d)                           if CollaGenex shall commit any willful and material breach of the provisions of this Agreement at any time after January 1, 2006;”.

VI.                                 Section 6.04 [Termination upon certain Events] is amended by adding a new Section 6.04(c) immediately after Section 6.04(b), which subsection (c) shall read as follows:

“(c)                            This Agreement may be terminated by either Party upon six months prior written notice given at any time for any reason (including for convenience) to the other party.”

VII.                             Section 6.06 [Effect of Termination] is amended by deleting in the first sentence of Section 6.06 “Sections 6.02 and 6.04” and replacing it with “Section 6.04”.

VIII.                         Paragraph 6.06(b) of Section 6.06 [Effect of Termination] is deleted.

IX.                                Paragraphs 6.06 (c), and 6.06(d) of Section 6.06 [Effect of Termination] are deleted.

X.                                    Section 6.07 [License Following Expiration] is deleted.

XI.                                Paragraphs 7.01(a) and 7.01(d) of Section 7.01 [CollaGenex Obligations] are deleted.

XII.                            Section 7.02 [Marketing Advisory Board] is deleted and all references to the Marketing Advisory Board elsewhere in the Agreement shall be replaced by a reference to “appropriate representatives of the Parties”.

XIII.                        Section 8.04(a) is amended by adding after “If Atrix is unable to cure such failure within 15 business days after such notice,” the following:

“Atrix will fill any such purchase order not terminated by CollaGenex after its receipt of notice from Atrix under this Section 8.04(a) as soon as reasonably practical, and Atrix will allocate the resources available to it among its customers so that CollaGenex receives at least its proportional share of available Product, or”.

XIV.                        Section 8.04(c) is deleted.

XV.                            Section 9.01 [Purchase Price and Payment] is amended by deleting at the end of the first sentence “, which shall be subject to adjustment in accordance with Section 9.02”.

XVI.                        Section 9.02 [Purchase Price Adjustment] is deleted.

XVII.                    Section 9.08 [Professional Samples] is deleted and replaced with the following:

“9.08                     Pursuant to the provisions of Section 9.07, for so long as CollaGenex retains a license pursuant to Section 2.01 in the Territory, Atrix shall supply to CollaGenex, upon request by CollaGenex and at no cost to CollaGenex, Professional Samples up to the maximum and aggregate amount of 1800 Units of Products in any calendar year during the Term of the Agreement. CollaGenex (a) shall only use the Professional Samples for marketing and promotional activities (e.g. as professional or trial samples, or in association with other marketing activities such as workshops, symposia or trade shows), (b) shall not sell the Professional Samples and (c) shall not use the Professional Samples other than for the primary intent of inducing future sales of ATRIDOX®.”

XVIII.                Section 11.03 [Phase IV Trials] is deleted and replaced by the following:

“11.03               Neither Party shall have any obligation to conduct a Phase IV study in respect of the Products.”

XIX.                       Section 13.10 [Limitation of Liability] is amended by adding the following at the end of the last sentence of the paragraph:

“Notwithstanding the foregoing, in no event shall Atrix have any liability to CollaGenex in connection with this Agreement or any license granted under this Agreement in excess of the aggregate amounts paid by CollaGenex to Atrix under this Agreement.”

XX.                           Sections 14.04 [A & S Spending Levels], 14.05 [Variances], 14.06 [Cash Alternatives], 14.07 [Minimum Size of Detail Force] and 14.08 [Detail Calls] are deleted.

XXI.                       Section 19.04 [Notices] is hereby amended by deleting the existing addresses for notice if notice is provided to QLT USA, and replacing it with the following:

“If to Atrix:

QLT USA, Inc.

2579 Midpoint Drive

Fort Collins, Colorado 80525-4417

Attention:  President

Facsimile:  (970) 482-9735

Telephone:  (970) 482-5868

With a copy to:

QLT Inc.

887 Great Northern Way

Vancouver, British Columbia, Canada

V5T 4T5

Attention:	Legal Department
Telephone:	(604) 707-7000
Facsimile:	(604) 873-0816”

XXII.                   The Fixed Price Schedule attached as Exhibit G to the Agreement shall be amended, effective as of the Effective Date of this Amendment, to read as follows, and may be further amended by Atrix in its sole discretion upon notice to CollaGenex of any applicable price increases, from time to time, with such amendments being effective with respect to any purchase order placed after the date of notice of such amendment:

“Product	Purchase Price

Atridox®:	$	[**] per Unit
Atrisorb® Free Flow:	$	[**] per Unit
Atrisorb® Free Flow with Doxycycline:	$	[**] per Unit”

2. Miscellaneous

I.                                         All capitalized terms used in this Amendment and not otherwise defined will have the meaning given to them in the Agreement.

II.                                     Except as expressly amended by this Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

III.                                 Marginal headings as used in this Amendment are for the convenience of reference only and do not form a part of this Amendment and are not to be used in the interpretation hereof.

IV.                                 This Amendment will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

V.                                     This Amendment may be executed in counterparts with the same effect as if both parties had signed the same document. Both counterparts will be construed together and will constitute one and the same agreement. This Amendment may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted this Amendment will be for all purposes as effective as if the parties had delivered an executed original Amendment.

In witness whereof, the parties have executed this Amendment this 22nd day of February, 2006

/S/ David Pfeiffer		/S/ Michael R. Duncan
CollaGenex Pharmaceuticals, Inc.		QLT USA, Inc.
By:	David Pfeiffer	Michael R. Duncan
President